Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-210572, 333-219766 and 333-256869) on Form S-8 of our reports dated March 9, 2022, with respect to the consolidated financial statements and financial statement schedule II of Armstrong Flooring, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 9, 2022